EXHIBIT 15.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REED ELSEVIER NV CONSOLIDATED FINANCIAL STATEMENTS
We consent to the incorporation by reference in Registration Statement Nos. 333-08542 and 333-12666 of Reed International P.L.C. and Elsevier NV on Form S-8, Registration Statement No. 333-143605 of Reed Elsevier PLC and Reed Elsevier NV on Form S-8 and in the Post-Effective Amendment No. 1 to Registration Statement No. 333-6710-02 and the Registration Statement No. 333-13188-01 of Reed International P.L.C. and Elsevier NV on Form F-3 of our reports dated February 20, 2008 relating to the consolidated financial statements of Reed Elsevier NV and the effectiveness of Reed Elsevier NV’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Reed Elsevier NV and Reed Elsevier PLC for the year ended December 31, 2007.
Deloitte Accountants B.V.
Amsterdam, The Netherlands
March 20, 2008